Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2020 Results
Sequential Improvement in Comparable Restaurant Sales Trend Compared to Second Quarter
Pollo Tropical Q3 Adjusted EBITDA as % of Restaurant Sales Increased from 12.4% in 2019 to 13.6% in 2020
Taco Cabana Q3 Adjusted EBITDA as % of Restaurant Sales Increased from 1.6% in 2019 to 7.0% in 2020
Company Generated Net Cash Provided by Operations of $18 Million during Quarter

DALLAS, Texas – (Business Wire) – November 4, 2020 - Fiesta Restaurant Group, Inc. ("Fiesta" or the "Company") (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported results for the 13-week third quarter 2020, which ended on September 27, 2020 and provided a business update related to current operations.

Fiesta President and Chief Executive Officer Richard Stockinger said, "While prioritizing the well-being of our team members and guests during these challenging times, we are very encouraged that our business trajectory continues to strengthen. Pollo Tropical's comparable sales trend improved from -31.6% in the second quarter of 2020 to -11.1% in the third quarter. Taco Cabana's comparable sales trend accelerated by 500 basis points compared to the second quarter of 2020. Notably, our progress was achieved despite reclosing our dining rooms in mid July in response to COVID outbreaks in Florida and Texas, the two states where we operate. Our evolving operating model is making it easier and safer for consumers to order the freshly prepared food that they love through an improved drive-thru experience, expanded delivery options, new curbside and pickup capabilities, and a much-enhanced online and mobile ordering experience at both brands. These off-premise initiatives and investments are addressing real consumer needs for convenience and we believe will be key revenue growth drivers going forward."

Stockinger added, "Our operating model optimization and cost management efforts have significantly increased profit margins at both brands at a sustainable level. Third quarter Pollo Tropical Adjusted EBITDA margin improved 120 basis points and Taco Cabana Adjusted EBITDA margin expanded by 540 basis points. Net income was $4.6 million, which includes benefits from deferred tax valuation allowance adjustments and benefits from the CARES Act, and pre-tax income was $0.4 million for the quarter. Consolidated Adjusted EBITDA, a non-GAAP measure(1), increased 22% vs. last year to $14.8 million, driven by significant improvement in Restaurant-level Adjusted EBITDA margins at both brands. Restaurant-level Adjusted EBITDA margins, a non-GAAP measure(1), improved in the third quarter of 2020 to 21.2% for Pollo Tropical and 14.9% for Taco Cabana. In this evolving environment, our primary focus remains on driving profitable sales growth. We will continue focusing on increasing ease of use and capacity for the most desired channels by consumers including online, drive-thru, pickup and delivery, and selectively opening dining rooms in situations in which we can achieve profitable sales."

Stockinger concluded, "We have bolstered our liquidity through better working capital management, generation of cash flow from operations, and by significantly reducing our revolving credit facility(2) and net revolver debt balances(3). As of November 2, total debt was $21.4 million and net revolver debt was $9.0 million(3). At the beginning of the COVID crisis, on March 18, our total debt was $148.4 million and our net revolver debt was $74.4 million(3). We continue to improve our financial position and believe we will exit this challenging period with a stronger financial position that will support continued growth."
_____________________________

(1)	See non-GAAP reconciliation table below.

(2)	Outstanding revolving credit facility balance plus outstanding letters of credit.

(3)
We define net revolver debt as outstanding revolving credit facility borrowings plus outstanding letters of credit less unrestricted cash balance as defined in our credit agreement (generally cash in bank less outstanding payments), which were $$19.5 million, $3.5 million and $14.0 million, respectively, as of November 2, 2020 and $146.4 million, $3.5 million and $75.5 million, respectively, as of March 18, 2020. Net revolver debt is a non-GAAP measure which we believe assists investors in understanding of our management of our overall liquidity and financial flexibility.

Third Quarter 2020 Financial Summary

•	Total revenues decreased 16.4% to $137.3 million in the third quarter of 2020 from $164.2 million in the third quarter of 2019;

•	Comparable restaurant sales at Pollo Tropical decreased 11.1%;

•	Comparable restaurant sales at Taco Cabana decreased 14.2%;

•
Net income of $4.6 million, or $0.18 per diluted share, in the third quarter of 2020, which included a benefit from income taxes of $4.2 million, compared to net loss of $22.2 million, or ($0.84) per diluted share, in the third quarter of 2019, which included the unfavorable net impact of $19.3 million, or $0.73 per diluted share, related to a non-cash impairment of goodwill;

•
Adjusted net income (a non-GAAP financial measure) of $2.1 million, or $0.08 per diluted share, in the third quarter of 2020, compared to adjusted net income of $0.2 million, or $0.01 per diluted share, in the third quarter of 2019 (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Pollo Tropical of $10.6 million in the third quarter of 2020 compared to $11.0 million in the third quarter of 2019;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Pollo Tropical of $16.4 million, or 21.2% of Pollo Tropical restaurant sales, in the third quarter of 2020 compared to $17.8 million, or 20.1% of Pollo Tropical restaurant sales, in the third quarter of 2019 (see non-GAAP reconciliation table below);

•	Adjusted EBITDA for Taco Cabana of $4.2 million in the third quarter of 2020 compared to $1.2 million in the third quarter of 2019;

•
Restaurant-level Adjusted EBITDA (a non-GAAP financial measure) for Taco Cabana of $8.8 million, or 14.9% of Taco Cabana restaurant sales, in the third quarter of 2020 compared to $6.9 million, or 9.2% of Taco Cabana restaurant sales, in the third quarter of 2019 (see non-GAAP reconciliation table below); and

•
Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $14.8 million in the third quarter of 2020 compared to Consolidated Adjusted EBITDA of $12.2 million in the third quarter of 2019 (see non-GAAP reconciliation table below).

Third Quarter 2020 Comparable Restaurant Sales Summary

	Fiscal July	Fiscal August	Fiscal September	Third Quarter 2020
Pollo Tropical	-13.8%	-10.8%	-8.7%	-11.1%
Taco Cabana	-14.4%	-14.1%	-14.2%	-14.2%

•
Due to ongoing uncertainty and volatility surrounding the COVID-19 pandemic and guidelines, effective July 12, 2020, we closed all of our dining rooms and began re-opening certain dining rooms and patios with limited capacity and hours at both brands in late September at locations in which we believe we can generate profitable dining room sales while maintaining health safety. We continue to operate our restaurants for drive-thru, delivery and pickup, and we have accelerated efforts to better enable our customers to enjoy our brands safely and conveniently across all channels—wherever and whenever they choose.

•
Third quarter comparable restaurant sales at Pollo Tropical benefited from the negative impact of Hurricane Dorian in 2019. After adjusting for the impact of that named storm, 2020 third quarter comparable sales would have been approximately 140 basis points lower.

Cash and Liquidity

•
At the end of the third quarter of 2020, we had $18.0 million in cash and $41.8 million in debt, which includes $39.9 million outstanding under our amended senior credit facility and $1.9 million in finance lease obligations.

•
The reduction in our net revolver debt to $9.0 million(3) as of November 2, 2020 was funded by cash flow from operations and the sale or sale-leaseback of nine Company-owned properties. We currently have offers or contracts in place for the sale or sale-leaseback of our seven remaining Company-owned properties being marketed, with additional transactions expected to close in the fourth quarter to enable further debt pay down. However, there can be no assurance that such transactions will be completed during the fourth quarter or at all. We are also exploring the potential refinancing of our current credit agreement, although we cannot make any assurance of the timing or certainty of completing any refinancing transactions at this time.

•	2020 full year capital expenditures will not exceed $22.0 million.

Third Quarter 2020 Brand Results

Total Pollo Tropical restaurant sales decreased 12.1% to $77.6 million in the third quarter of 2020 compared to $88.3 million in the third quarter of 2019 primarily due to a comparable restaurant sales decrease of 11.1%. Comparable restaurant sales for Pollo Tropical improved through the third quarter, from a decrease of 13.8% in fiscal July to a decrease of 8.7% in fiscal September. Off-premise sales consisting of online, catering, and delivery orders comprised 12.1% of total restaurant sales in the third quarter of 2020 compared to 4.4% of total restaurant sales in the third quarter of 2019.

The decrease in comparable restaurant sales resulted from a 22.1% decrease in comparable restaurant transactions and an 11.0% increase in the net impact of product/channel mix and pricing. The increase in product/channel mix and pricing was driven primarily by increases in delivery and drive-thru average check and sales channel penetration, and menu price increases of 0.2%. Sales cannibalization from new restaurants on existing restaurants negatively impacted comparable restaurant sales by approximately 10 basis points. As noted above, comparable restaurant sales for Pollo Tropical in the third quarter of 2020 benefited from the negative impact of Hurricane Dorian in 2019. After adjusting for the impact of that named storm, 2020 third quarter comparable restaurant sales would have been approximately 140 basis points lower.

Adjusted EBITDA for Pollo Tropical decreased to $10.6 million in the third quarter of 2020 from $11.0 million in the third quarter of 2019. The decrease was primarily due to the impact of lower comparable restaurant sales. Rent expense and other restaurant operating expenses increased as a percentage of restaurant sales—driven in large part by the impact of lower comparable restaurant sales as well as higher delivery fee expense in operating expenses. This was partially offset by lower cost of sales, restaurant wages, and advertising expense. Pollo Tropical incurred incremental costs related to COVID-19 of $0.2 million for the quarter including quarantine pay, and costs related to COVID testing, masks and sanitizer. Restaurant wages and related expenses decreased as a percentage of restaurant sales, primarily driven by efficiency initiatives. Driven by operating model optimization and cost management efforts, third quarter Adjusted EBITDA as a percentage of revenues increased from 12.4% in 2019 to 13.6% in 2020 and Restaurant-level Adjusted EBITDA as a percentage of restaurant sales increased from 20.1% in 2019 to 21.2% in 2020.

Taco Cabana restaurant sales decreased 21.3% to $59.2 million in the third quarter of 2020 from $75.3 million in the third quarter of 2019 due primarily to a comparable restaurant sales decrease of 14.2% along with a decrease in sales related to closed restaurants. Off premise sales consisting of online, catering, and delivery orders comprised 7.9% of total restaurant sales in the third quarter of 2020 compared to 3.6% of total restaurant sales in the third quarter of 2019. The decrease in comparable restaurant sales resulted from a 23.8% decrease in comparable restaurant transactions and a 9.6% increase in the net impact of product/channel mix and pricing. The increase in product/channel mix and pricing was driven primarily by increases in drive-thru and delivery sales channel penetration, growth in average check for drive-thru versus last year due in part to an increase in transactions that include alcohol, and menu price increases of 1.6%.

Adjusted EBITDA for Taco Cabana increased to $4.2 million from $1.2 million in the third quarter of 2019. The increase was primarily due to lower cost of sales, restaurant wages, and advertising expense as a percentage of Taco Cabana restaurant sales. This was partially offset by higher rent expense as a percentage of restaurant sales and the impact of lower comparable restaurant sales. Higher delivery fee expense was offset by lower operating supplies, repair and maintenance and other costs within other operating expenses as a percentage of restaurant sales. Taco Cabana incurred incremental costs related to COVID-19 of $0.2 million for the quarter including quarantine pay, and costs related to COVID testing, masks and sanitizer. Restaurant wages and related expenses decreased as a percentage of restaurant sales, primarily driven by efficiency initiatives. Driven by operating model optimization and cost management efforts, third quarter Adjusted EBITDA as a percentage of revenues increased from 1.6% in 2019 to 7.0% in 2020 and Restaurant-level Adjusted EBITDA as a percentage of restaurant sales increased from 9.2% in 2019 to 14.9% in 2020.

Restaurant Portfolio

As of September 27, 2020, there were 138 Company-owned Pollo Tropical restaurants, 145 Company-owned Taco Cabana restaurants, 33 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, Ecuador and the Bahamas, and seven franchised Taco Cabana restaurants in the U.S.

Investor Conference Call Today

We will host a conference call at 4:30 p.m. ET today. The conference call can be accessed live over the phone by dialing 1-631-891-4304. A replay will be available after the call until Wednesday, November 11, 2020 and can be accessed by dialing 1-412-317-6671. The passcode is 10011317. The conference call will also be webcast live from the corporate website at www.frgi.com, under the Investor Relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives designed to strengthen our liquidity and cash position, including those related to working capital efficiency initiatives and sales of real property, our investments in strategic and sales building initiatives, including those relating to advertising and marketing, operations improvements, menu development and simplification, digital ordering and online sales, catering and third-party delivery and the impact of the recent COVID-19 outbreak and our initiatives designed to respond to the COVID-19 outbreak on future sales, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "positioned," "target," "continue," "expects," "look to," "intends" and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 27, 2020 AND SEPTEMBER 29, 2019
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Nine Months Ended (a)
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Revenues:
Restaurant sales	$136,819	$163,589	$404,452	$499,483
Franchise royalty revenues and fees	513	659	1,447	1,998
Total revenues	137,332	164,248	405,899	501,481
Costs and expenses:
Cost of sales	41,752	52,056	125,835	156,324
Restaurant wages and related expenses (b)	35,545	44,459	109,787	135,261
Restaurant rent expense	11,174	11,970	33,792	35,613
Other restaurant operating expenses	21,138	24,153	61,638	68,429
Advertising expense	2,033	6,385	9,959	17,789
General and administrative expenses (b)(c)	11,855	13,820	38,527	42,387
Depreciation and amortization	9,432	10,165	28,427	29,520
Pre-opening costs	—	77	69	863
Impairment and other lease charges (d)	2,404	3,254	8,922	4,667
Goodwill impairment (e)	—	21,424	—	67,909
Closed restaurant rent, net of sublease income (f)	1,481	726	4,943	3,485
Other expense (income), net (g)	(1,304)	64	388	920
Total operating expenses	135,510	188,553	422,287	563,167
Income (loss) from operations	1,822	(24,305)	(16,388)	(61,686)
Interest expense	1,172	823	3,370	3,024
Loss on extinguishment of debt (i)	212	—	212	—
Income (loss) before income taxes	438	(25,128)	(19,970)	(64,710)
Benefit from income taxes (h)	(4,155)	(2,946)	(8,903)	(1,377)
Net income (loss)	$4,593	$(22,182)	$(11,067)	$(63,333)
Earnings (loss) per common share:
Basic	$0.18	$(0.84)	$(0.44)	$(2.37)
Diluted	0.18	(0.84)	(0.44)	(2.37)
Weighted average common shares outstanding:
Basic	25,290,357	26,548,116	25,359,004	26,734,822
Diluted	25,291,719	26,548,116	25,359,004	26,734,822

(a)
The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The three- and nine-month periods ended September 27, 2020 and September 29, 2019 each included 13 and 39 weeks, respectively.

(b)
Restaurant wages and related expenses include stock-based compensation of $47 and $102 for the three months ended September 27, 2020 and September 29, 2019, respectively, and $152 and $145 for the nine months ended September 27, 2020 and September 29, 2019, respectively. General and administrative expenses include stock-based compensation expense of $597 and $509 for the three months ended September 27, 2020 and September 29, 2019, respectively, and $2,332 and $1,993 for the nine months ended September 27, 2020 and September 29, 2019, respectively.

(c)	See notes (h) and (i) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(d)	See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(e)	See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(f)	See note (e) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(g)	See note (f) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(h)	See notes (a) and (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

(i)	See note (g) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 27, 2020	December 29, 2019

Assets
Cash	$17,997	$13,413
Other current assets	36,261	25,870
Property and equipment, net	174,551	211,944
Operating lease right-of-use assets	258,913	251,272
Goodwill	56,307	56,307
Other assets	7,739	9,835
Total assets	$551,768	$568,641

Liabilities and Stockholders' Equity
Current liabilities	$80,944	$63,620
Long-term debt, net of current portion	41,586	76,823
Operating lease liabilities	265,356	256,798
Deferred tax liabilities	5,311	4,759
Other non-current liabilities	12,646	8,405
Total liabilities	405,843	410,405
Stockholders' equity	145,925	158,236
Total liabilities and stockholders' equity	$551,768	$568,641

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Segment revenues:
Pollo Tropical	$77,940	$88,741	$227,503	$273,280
Taco Cabana	59,392	75,507	178,396	228,201
Total revenues	$137,332	$164,248	$405,899	$501,481

Change in comparable restaurant sales (a):
Pollo Tropical	(11.1)%	(3.8)%	(16.8)%	(2.5)%
Taco Cabana	(14.2)%	(4.8)%	(15.7)%	(2.8)%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$568	$639	$1,644	$1,986
New restaurants (c)	387	447	1,233	1,333
Total Company-owned (d)	562	626	1,628	1,943
Taco Cabana
Comparable restaurants (b)	$406	$457	$1,216	$1,392
New restaurants (c)	410	460	1,140	1,369
Total Company-owned (d)	406	456	1,212	1,389

Income (loss) before income taxes:
Pollo Tropical	$3,035	$3,857	$(3,978)	$16,731
Taco Cabana	(2,385)	(28,985)	(15,780)	(81,441)

Adjusted EBITDA:
Pollo Tropical	$10,621	$10,980	$24,394	$39,943
Taco Cabana	4,172	1,174	5,937	8,189

Restaurant-level Adjusted EBITDA (e):
Pollo Tropical	$16,430	$17,751	$42,202	$60,352
Taco Cabana	8,794	6,917	21,391	25,860

(a)	Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer.

(b)
Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(c)
New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.

(d)
Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(e)
Restaurant-level Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation from net income (loss) to Restaurant-level Adjusted EBITDA in the table titled "Supplemental Non-GAAP Information."

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019

Company-owned restaurant openings:
Pollo Tropical	—	1	—	2
Taco Cabana	—	—	1	3
Total new restaurant openings	—	1	1	5

Company-owned restaurant closings:
Pollo Tropical	(3)	—	(4)	—
Taco Cabana	(1)	—	(20)	—
Net change in restaurants	(4)	1	(23)	5

Number of Company-owned restaurants:
Pollo Tropical	138	141	138	141
Taco Cabana	145	165	145	165
Total Company-owned restaurants	283	306	283	306

Number of franchised restaurants:
Pollo Tropical	33	31	33	31
Taco Cabana	7	8	7	8
Total franchised restaurants	40	39	40	39

Total number of restaurants:
Pollo Tropical	171	172	171	172
Taco Cabana	152	173	152	173
Total restaurants	323	345	323	345

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three Months Ended
	September 27, 2020		September 29, 2019
Pollo Tropical:		(a)		(a)
Restaurant sales	$77,604		$88,309
Cost of sales	24,614	31.7%	28,239	32.0%
Restaurant wages and related expenses	18,051	23.3%	20,944	23.7%
Restaurant rent expense	5,585	7.2%	5,477	6.2%
Other restaurant operating expenses	12,125	15.6%	12,807	14.5%
Advertising expense	815	1.1%	3,130	3.5%
Depreciation and amortization	5,171	6.7%	5,529	6.3%
Pre-opening costs	—	—%	68	0.1%
Impairment and other lease charges	2,395	3.1%	165	0.2%
Closed restaurant rent expense, net of sublease income	356	0.5%	601	0.7%

Taco Cabana:
Restaurant sales	$59,215		$75,280
Cost of sales	17,138	28.9%	23,817	31.6%
Restaurant wages and related expenses	17,494	29.5%	23,515	31.2%
Restaurant rent expense	5,589	9.4%	6,493	8.6%
Other restaurant operating expenses	9,013	15.2%	11,346	15.1%
Advertising expense	1,218	2.1%	3,255	4.3%
Depreciation and amortization	4,261	7.2%	4,636	6.2%
Pre-opening costs	—	—%	9	—%
Impairment and other lease charges	9	—%	3,089	4.1%
Goodwill impairment	—	—%	21,424	28.5%
Closed restaurant rent expense, net of sublease income	1,125	1.9%	125	0.2%

	Nine Months Ended
	September 27, 2020		September 29, 2019
Pollo Tropical:		(a)		(a)
Restaurant sales	$226,617		$271,955
Cost of sales	72,666	32.1%	85,855	31.6%
Restaurant wages and related expenses	54,196	23.9%	63,387	23.3%
Restaurant rent expense	16,885	7.5%	16,393	6.0%
Other restaurant operating expenses	35,225	15.5%	36,665	13.5%
Advertising expense	5,497	2.4%	9,351	3.4%
Depreciation and amortization	15,682	6.9%	16,118	5.9%
Pre-opening costs	—	—%	307	0.1%
Impairment and other lease charges	8,023	3.5%	(162)	(0.1)%
Closed restaurant rent expense, net of sublease income	1,629	0.7%	2,784	1.0%

Taco Cabana:
Restaurant sales	$177,835		$227,528
Cost of sales	53,169	29.9%	70,469	31.0%
Restaurant wages and related expenses	55,591	31.3%	71,874	31.6%
Restaurant rent expense	16,907	9.5%	19,220	8.4%
Other restaurant operating expenses	26,413	14.9%	31,764	14.0%
Advertising expense	4,462	2.5%	8,438	3.7%
Depreciation and amortization	12,745	7.2%	13,402	5.9%
Pre-opening costs	69	—%	556	0.2%
Impairment and other lease charges	899	0.5%	4,829	2.1%
Goodwill impairment	—	—%	67,909	29.8%
Closed restaurant rent expense, net of sublease income	3,314	1.9%	701	0.3%
(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings (loss) attributable to the applicable operating segments before interest expense, income taxes, depreciation and amortization, impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items for each segment that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain finance, legal, supply chain, human resources, construction and other administrative functions. Restaurant-level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is the primary measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Adjusted EBITDA (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

Three Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
September 27, 2020:
Net income				$4,593
Benefit from income taxes				(4,155)
Income (loss) before taxes	$3,035	$(2,385)	$(212)	$438
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,171	4,261	—	9,432
Impairment and other lease charges	2,395	9	—	2,404
Interest expense	593	579	—	1,172
Closed restaurant rent expense, net of sublease income	356	1,125	—	1,481
Loss on extinguishment of debt	—	—	212	212
Other expense (income), net	(1,404)	100	—	(1,304)
Stock-based compensation expense in restaurant wages	15	32	—	47
Total non-general and administrative expense adjustments	7,126	6,106	212	13,444
General and administrative expense adjustments:
Stock-based compensation expense	307	290	—	597
Restructuring costs and retention bonuses	99	117	—	216
Digital and brand repositioning costs	54	44	—	98
Total general and administrative expense adjustments	460	451	—	911
Adjusted EBITDA	$10,621	$4,172	$—	$14,793
Adjusted EBITDA as a percentage of total revenues	13.6%	7.0%		10.8%
Restaurant-level adjustments:
Add: Other general and administrative expense(1)	6,145	4,799	—	10,944
Less: Franchise royalty revenue and fees	336	177	—	513
Restaurant-level Adjusted EBITDA	$16,430	$8,794	$—	$25,224
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	21.2%	14.9%		18.4%

September 29, 2019:
Net loss				$(22,182)
Benefit from income taxes				(2,946)
Income (loss) before taxes	$3,857	$(28,985)	$—	$(25,128)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	5,529	4,636	—	10,165
Impairment and other lease charges	165	3,089	—	3,254
Goodwill impairment	—	21,424	—	21,424
Interest expense	398	425	—	823
Closed restaurant rent expense, net of sublease income	601	125	—	726
Other expense (income), net	5	59	—	64
Stock-based compensation expense in restaurant wages	39	63	—	102
Total non-general and administrative expense adjustments	6,737	29,821	—	36,558
General and administrative expense adjustments:
Stock-based compensation expense	268	241	—	509
Digital and brand repositioning costs	118	97	—	215
Total general and administrative expense adjustments	386	338	—	724
Adjusted EBITDA	$10,980	$1,174	$—	$12,154
Adjusted EBITDA as a percentage of total revenues	12.4%	1.6%		7.4%
Restaurant-level adjustments:
Add: Pre-opening costs	68	9	—	77
Add: Other general and administrative expense(1)	7,135	5,961	—	13,096
Less: Franchise royalty revenue and fees	432	227	—	659
Restaurant-level Adjusted EBITDA	$17,751	$6,917	$—	$24,668
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	20.1%	9.2%		15.1%

Nine Months Ended	Pollo Tropical	Taco Cabana	Other	Consolidated
September 27, 2020:
Net loss				$(11,067)
Benefit from income taxes				(8,903)
Loss before taxes	$(3,978)	$(15,780)	$(212)	$(19,970)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	15,682	12,745	—	28,427
Impairment and other lease charges	8,023	899	—	8,922
Interest expense	1,701	1,669	—	3,370
Closed restaurant rent expense, net of sublease income	1,629	3,314	—	4,943
Loss on extinguishment of debt	—	—	212	212
Other expense (income), net	(653)	1,041	—	388
Stock-based compensation expense in restaurant wages	53	99	—	152
Total non-general and administrative expense adjustments	26,435	19,767	212	46,414
General and administrative expense adjustments:
Stock-based compensation expense	1,140	1,192	—	2,332
Restructuring costs and retention bonuses	551	556	—	1,107
Digital and brand repositioning costs	246	202	—	448
Total general and administrative expense adjustments	1,937	1,950	—	3,887
Adjusted EBITDA	$24,394	$5,937	$—	$30,331
Adjusted EBITDA as a percentage of total revenues	10.7%	3.3%		7.5%
Restaurant-level adjustments:
Add: Pre-opening costs	—	69	—	69
Add: Other general and administrative expense(1)	18,694	15,946	—	34,640
Less: Franchise royalty revenue and fees	886	561	—	1,447
Restaurant-level Adjusted EBITDA	$42,202	$21,391	$—	$63,593
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	18.6%	12.0%		15.7%

September 29, 2019:
Net loss				$(63,333)
Benefit from income taxes				(1,377)
Income (loss) before taxes	$16,731	$(81,441)	$—	$(64,710)
Add:
Non-general and administrative expense adjustments:
Depreciation and amortization	16,118	13,402	—	29,520
Impairment and other lease charges	(162)	4,829	—	4,667
Goodwill impairment	—	67,909	—	67,909
Interest expense	1,534	1,490	—	3,024
Closed restaurant rent expense, net of sublease income	2,784	701	—	3,485
Other expense (income), net	749	171	—	920
Stock-based compensation expense in restaurant wages	48	97	—	145
Total non-general and administrative expense adjustments	21,071	88,599	—	109,670
General and administrative expense adjustments:
Stock-based compensation expense	1,196	797	—	1,993
Restructuring costs and retention bonuses	827	137	—	964
Digital and brand repositioning costs	118	97	—	215
Total general and administrative expense adjustments	2,141	1,031	—	3,172
Adjusted EBITDA	$39,943	$8,189	$—	$48,132
Adjusted EBITDA as a percentage of total revenues	14.6%	3.6%		9.6%
Restaurant-level adjustments:
Add: Pre-opening costs	307	556	—	863
Add: Other general and administrative expense(1)	21,427	17,788	—	39,215
Less: Franchise royalty revenue and fees	1,325	673	—	1,998
Restaurant-level Adjusted EBITDA	$60,352	$25,860	$—	$86,212
Restaurant-level Adjusted EBITDA as a percentage of restaurant sales	22.2%	11.4%		17.3%
(1) Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income and related adjusted diluted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income (loss) before impairment and other lease charges, goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, board and shareholder matter costs, restructuring costs and retention bonuses, certain legal settlements and related costs and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	September 27, 2020				September 29, 2019
	Income Before Income Taxes	Benefit From Income Taxes (a)	Net Income	Diluted EPS	Income (Loss) Before Income Taxes	Provision For (Benefit From) Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$438	$(4,155)	$4,593	$0.18	$(25,128)	$(2,946)	$(22,182)	$(0.84)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	1,919	(1,919)	(0.07)	—	—	—	—
Deferred tax asset valuation allowance (b)	—	2,968	(2,968)	(0.11)	—	—	—	—
Impairment and other lease charges (c)	2,404	575	1,829	0.07	3,254	903	2,351	0.09
Goodwill impairment (d)	—	—	—	—	21,424	2,111	19,313	0.73
Closed restaurant rent expense, net of sublease income (e)	1,481	354	1,127	0.04	726	201	525	0.02
Other expense (income), net (f)	(1,304)	(312)	(992)	(0.04)	64	18	46	—
Loss on extinguishment of debt (g)	212	51	161	0.01	—	—	—	—
Total non-general and administrative expense	2,793	5,555	(2,762)	(0.11)	25,468	3,233	22,235	0.84
General and administrative expense adjustments:
Restructuring costs and retention bonuses (h)	216	52	164	0.01	—	—	—	—
Digital and brand repositioning costs (i)	98	23	75	—	215	60	155	0.01
Total general and administrative expense	314	75	239	0.01	215	60	155	0.01
Adjusted - Non-GAAP	$3,545	$1,475	$2,070	$0.08	$555	$347	$208	$0.01

	(Unaudited)
	Nine Months Ended
	September 27, 2020				September 29, 2019
	Loss Before Income Taxes	Benefit From Income Taxes (a)	Net Income (Loss)	Diluted EPS	Income (Loss) Before Income Taxes	Provision For (Benefit From) Income Taxes (a)	Net Income (Loss)	Diluted EPS
Reported - GAAP	$(19,970)	$(8,903)	$(11,067)	$(0.44)	$(64,710)	$(1,377)	$(63,333)	$(2.37)
Adjustments:
Non-general and administrative expense adjustments:
Income tax due to tax law change (a)	—	3,522	(3,522)	(0.14)	—	—	—	—
Deferred tax asset valuation allowance (b)	—	1,294	(1,294)	(0.05)	—	—	—	—
Impairment and other lease charges (c)	8,922	2,132	6,790	0.27	4,667	1,295	3,372	0.13
Goodwill impairment (d)	—	—	—	—	67,909	2,111	65,798	2.46
Closed restaurant rent expense, net of sublease income (e)	4,943	1,181	3,762	0.15	3,485	967	2,518	0.09
Other expense (income), net (f)	388	93	295	0.01	920	255	665	0.02
Loss on extinguishment of debt (g)	212	51	161	0.01	—	—	—	—
Total non-general and administrative expense	14,465	8,273	6,192	0.24	76,981	4,628	72,353	2.71
General and administrative expense adjustments:
Restructuring costs and retention bonuses (h)	1,107	265	842	0.03	964	268	696	0.03
Digital and brand repositioning costs (i)	448	107	341	0.01	215	60	155	0.01
Total general and administrative expense	1,555	372	1,183	0.05	1,179	328	851	0.03
Adjusted - Non-GAAP	$(3,950)	$(258)	$(3,692)	$(0.15)	$13,450	$3,579	$9,871	$0.37

(a)
The provision for (benefit from) income taxes related to the adjustments was calculated using the Company's combined federal statutory and estimated state rate of 23.9% and 27.7% for the periods ending September 27, 2020 and September 29, 2019, respectively. For fiscal years beginning January 1, 2018, our federal statutory tax rate is 21% as a result of the enactment of the Tax Cuts and Jobs Act (the "Act") in December 2017. For the three and nine months ended September 27, 2020, we recorded a $0.1 million and $1.9 million tax benefit, respectively, related to prior year net operating losses as a result of a provision in the CARES Act that allows net operating losses from 2018–2020 to be carried back for five years. Additionally, the three and nine months ended September 27, 2020 includes an incremental benefit of $1.9 million related to reclassifying certain assets as qualified improvement property as permitted by the CARES Act and other changes to depreciation methods for certain assets made in conjunction with a cost segregation study conducted prior to filing the Company's 2019 federal income tax return.

(b)
For the three and nine months ended September 27, 2020, we recorded a reduction of $3.0 million and $1.3 million, respectively, to our valuation allowance against deferred income tax assets primarily related to reclassifying certain assets as qualified improvement property and filing our 2019 federal income tax returns as well as other changes in our deferred income tax assets where it was determined to be more likely than not that the deferred tax assets will not be realized through the reversal of existing deferred tax liabilities.

(c)
Impairment and other lease charges for the three and nine months ended September 27, 2020 consist of impairment charges of $2.6 million and $8.4 million, respectively, and other lease charges (gains) of $(0.2) million and $0.5 million, respectively. For the three months ended September 27, 2020, impairment charges primarily relate to the write-down of saucing islands and self-service soda machines that are being removed from dining rooms as a result of COVID-19. For the nine months ended September 27, 2020, impairment charges also include the impairment of assets from three underperforming Pollo Tropical restaurants, two of which were closed in the third quarter of 2020, and two underperforming Taco Cabana restaurants, as well as the write-down of assets held for sale to their fair value. For the three months ended September 27, 2020, other lease gains primarily relate to a gain from a lease termination of $(0.2) million. For the nine months ended September 27, 2020, other lease charges also include lease termination charges of $0.9 million for restaurant locations we decided not to develop, net of a gain from a lease termination of $(0.2) million.

Impairment and other lease charges for the three and nine months ended September 29, 2019 primarily consist of impairment charges of $3.3 million and $5.5 million, respectively, and a lease charge recoveries benefit related to closed restaurant lease terminations of $(0.9) million for the nine months ended September 29, 2019. The impairment charges primarily related to assets for eight underperforming Taco Cabana restaurants that we continued to operate and equipment from previously impaired restaurants.

(d)	Goodwill impairment for the three and nine months ended September 29, 2019 consists of a non-cash impairment charge to write down the value of goodwill for the Taco Cabana reporting unit.

(e)
Closed restaurant rent expense, net of sublease income for the three and nine months ended September 27, 2020 primarily consists of closed restaurant lease costs of $3.0 million and $8.9 million, respectively, partially offset by sublease income of $(1.5) million and $(3.9) million, respectively. Closed restaurant rent expense, net of sublease income for the three and nine months ended September 29, 2019 primarily consists of closed restaurant lease costs of $1.9 million and $6.2 million, respectively, partially offset by sublease income of $(1.1) million and $(2.8) million, respectively.

(f)
Other expense (income), net for the three and nine months ended September 27, 2020 primarily consists of total gains of $(1.6) million on the sale-leaseback of two restaurant properties and the sale of two restaurant properties, partially offset by costs for the removal, transfer, and storage of equipment from closed restaurants and other closed restaurant related costs of $0.3 million and $1.4 million, respectively. Other expense (income), net for the nine months ended September 27, 2020 also includes the write-off of site development costs of $0.6 million. Other expense (income), net for the three and nine months ended September 29, 2019 consists of the write-off of site development costs of $0.1 million. Other expense (income), net for the nine months ended September 29, 2019 also includes costs for the removal, transfer, and storage of equipment from closed restaurants of $0.7 million.

(g)	Loss on extinguishment of debt for the three and nine months ended September 27, 2020 consists of the write-off of unamortized deferred financing fees related to extinguished debt.

(h)
Restructuring costs and retention bonuses for the three and nine months ended September 27, 2020 include severance costs related to terminations in response to the COVID-19 pandemic. Restructuring costs and retention bonuses for the nine months ended September 29, 2019 include severance costs related to eliminated positions.

(i)
Digital and brand repositioning costs for the three and nine months ended September 27, 2020 and September 29, 2019 include consulting costs related to repositioning the digital experience for our customers.